Exhibit (a)(5)(F)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Cadeler Shares (as defined below) or Cadeler ADSs (as defined below), nor is it an offer to purchase or a solicitation of an offer to sell NewCo Shares (as defined below), and is not a prospectus under Regulation (EU) 2017/1129 on prospectuses (the “EU Prospectus Regulation”), and has been prepared on the basis that any offers of securities referred to herein in any member state of the European Economic Area will be made pursuant to an exemption under the EU Prospectus Regulation, and the statements herein are subject in their entirety to the terms and conditions of the Offer (as defined below). The Offer is made solely by the Prospectus/Offer to Exchange (as defined below) and the related letter of transmittal, and any amendments or supplements thereto. The Offer is being made to all holders of Cadeler Shares and Cadeler ADSs (the “Cadeler Shareholders”). The Offer is not being made to (nor will tenders be accepted from or on behalf of) Cadeler Shareholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of NewCo (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by NewCo.
Notice of Offer by
CADELER PLC
to Exchange Each Share of
CADELER A/S
for One Share of Cadeler plc
(subject to the terms and conditions described in the Prospectus/Offer to Exchange and letter of transmittal)
Cadeler plc, a public limited company incorporated under the laws of England and Wales (“NewCo” or the “Offeror”), is offering to exchange for each outstanding share of Cadeler A/S, a public limited liability company incorporated under the laws of Denmark (“Cadeler”), with a nominal value of DKK 1.00 per share (each, a “Cadeler Share”), including Cadeler Shares represented by American Depositary Shares (each, a “Cadeler ADS,” and collectively, “Cadeler ADSs,” with each Cadeler ADS representing four (4) Cadeler Shares), validly tendered and not validly withdrawn in the Offer, one (1) ordinary share of NewCo, with a nominal value of $1.00 per share (each, a “NewCo Share”), without interest and subject to reduction for any applicable withholding taxes, providing for an exchange ratio of one (1) NewCo Share for each Cadeler Share. Each Cadeler ADS accepted in the Offer will be exchanged for four (4) NewCo Shares. No fractional NewCo Shares will be issued. The NewCo Shares issuable under the Offer are referred to as the “Offer Consideration.” The foregoing offer, on the terms and subject to the conditions and procedures set forth in the Prospectus/Offer to Exchange, dated September 22, 2026 (the “Prospectus/Offer to Exchange”), and in the related letter of transmittal, together with any amendments or supplements thereto, including the offer pursuant to the combined English language prospectus and offer document (which is referred to as the “EU Prospectus and Offer Document”) filed with the Financial Supervisory Authority of Norway, is referred to as the “Offer”).
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON OCTOBER 21, 2026, UNLESS EXTENDED OR TERMINATED. CADELER SHARES AND/OR CADELER ADSS TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.
The Offer is being made in connection with the redomiciliation of Cadeler from Denmark to the United Kingdom (the “Redomiciliation”). The board of directors of NewCo (the “NewCo Board”) has unanimously approved the Redomiciliation, including the Offer. The board of directors of Cadeler (the “Cadeler Board”) has unanimously approved the Redomiciliation and recommended the Offer. Pursuant to the Offer, NewCo will accept for exchange, and promptly thereafter exchange, Cadeler Shares and Cadeler ADSs validly tendered in the Offer and not validly withdrawn, subject to the satisfaction or waiver of the conditions to the Offer. Cadeler Shares are admitted to trading on the Oslo Stock Exchange under the symbol “CADLR,” and Cadeler ADSs are listed on the New York Stock Exchange under the symbol “CDLR.” As soon as practicable following consummation of the Offer, the NewCo Shares are expected to be admitted to trading and listed on the Oslo Stock Exchange and the New York Stock Exchange under the symbols “CADLR” and “CDLR,” respectively, and the Cadeler Shares and Cadeler ADSs are expected to be delisted from the Oslo Stock Exchange and the New York Stock Exchange, respectively, and Cadeler is expected to terminate its American Depositary Receipt program. The Redomiciliation and the Offer are more fully described in the Prospectus/Offer to Exchange.
Following consummation of the Offer, provided that NewCo holds more than 90% of the total number and of the aggregate voting power of the Cadeler Shares then outstanding (excluding any Cadeler Shares held in treasury), NewCo intends to promptly initiate and complete a compulsory acquisition in accordance with sections 70-72 of the Danish Companies Act of the Cadeler Shares (including Cadeler Shares represented by Cadeler ADSs) that it did not acquire in the Offer, for cash (the “Squeeze-out”). The purpose of the Squeeze-out is for NewCo to acquire all Cadeler Shares (including Cadeler Shares represented by Cadeler ADSs) that it did not acquire in the Offer. Upon consummation of the Squeeze-out, Cadeler will be a wholly owned subsidiary of NewCo, and Cadeler Shareholders who do not tender their Cadeler Shares and/or Cadeler ADSs in the Offer will no longer have any direct ownership interest in Cadeler (though those Cadeler Shareholders who accept the Offer and tender their Cadeler Shares and/or Cadeler ADSs to NewCo pursuant to the Offer will continue to have an indirect ownership interest in Cadeler through their ownership interest in NewCo). The cash consideration to be paid to non-tendering Cadeler Shareholders in the Squeeze-out will be determined by NewCo in accordance with Danish law and regulations and may be different in form and/or value from the consideration offered to tendering Cadeler Shareholders in the Offer. No appraisal rights are available to Cadeler Shareholders in connection with the Offer or the Squeeze-out.
The Offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on October 21, 2026 (the “Expiration Date,” unless NewCo has extended the period during which the Offer is open in accordance with applicable law and the terms and conditions of the Offer, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended by NewCo, shall expire).
The Offer is conditioned upon, among other things, (i) Cadeler Shareholders having validly tendered and not validly withdrawn in accordance with the terms of the Offer and prior to the Expiration Date a number of Cadeler Shares (including Cadeler Shares represented by Cadeler ADSs) that would represent, together with any Cadeler Shares (including Cadeler Shares represented by Cadeler ADSs) then owned by NewCo, more than 90% of the total number and of the aggregate voting power of the Cadeler Shares outstanding immediately after the consummation of the Offer, excluding any Cadeler Shares held in treasury (the “Minimum Condition”), provided that NewCo may, in its sole discretion, reduce the Minimum Condition to a lower percentage; (ii) any required regulatory approvals having been obtained or made, as applicable; (iii) the EU Prospectus and Offer Document having been approved by the Financial Supervisory Authority of Norway and published in accordance with the EU Prospectus Regulation and the Norwegian Securities Trading Act; (iv) lack of legal prohibitions; (v) the registration statement on Form F-4 of which the Prospectus/Offer to Exchange forms a part having become effective under the U.S. Securities Act of 1933, as amended, and not being the subject of any stop order or proceeding seeking a stop order; and (vi) the NewCo Shares having been approved for listing and trading on the New York Stock Exchange and for admission to trading on the Oslo Stock Exchange (together, the “Offer Conditions”). In connection with the Offer, NewCo has entered into a Debt Facility with DNB Bank ASA for the purpose of financing any cash payments due in connection with the Squeeze-out.
The NewCo Board has unanimously determined that the Redomiciliation, including the Offer, is fair to, and in the best interests of, NewCo and the holders of NewCo Shares. The Cadeler Board has unanimously determined that the Redomiciliation, including the Offer, is fair to, and in the best interests of, Cadeler and the Cadeler Shareholders, has approved the Redomiciliation and has recommended that the Cadeler Shareholders accept the Offer and tender their Cadeler Shares and/or Cadeler ADSs to NewCo pursuant to the Offer.
Under certain circumstances, as set forth in the Prospectus/Offer to Exchange and applicable law, NewCo may be required to extend the Offer and the previously scheduled expiration date. In the case of any extension, any such announcement will be issued prior to the expiration time on the previously scheduled Expiration

Date. Any announcement of a delay, termination, waiver or amendment will be made as promptly as practicable and in any event no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which NewCo may choose to make any public announcement, NewCo assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release. During any extension, Cadeler Shares and Cadeler ADSs previously validly tendered and not validly withdrawn will remain subject to the Offer, subject to the right of each Cadeler Shareholder to withdraw previously tendered Cadeler Shares and/or Cadeler ADSs. There will be no subsequent offering period following the Expiration Date.
Subject to the terms and conditions of the Offer and applicable law, NewCo also reserves the right to waive any Offer Condition or modify the terms of the Offer, including the Minimum Condition, except that certain Offer Conditions may not be amended, modified or waived as described in the Prospectus/Offer to Exchange.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the NewCo Shares to be issued as consideration in the Offer or passed on upon the adequacy or accuracy of the Prospectus/Offer to Exchange. Any representation to the contrary is a criminal offense.
Upon the terms of the Offer and subject to the satisfaction or waiver of the Offer Conditions (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment in accordance with applicable law and the terms of the Offer), promptly after the Expiration Date, NewCo will accept for exchange, and will thereafter promptly exchange, Cadeler Shares and Cadeler ADSs validly tendered and not validly withdrawn prior to the Expiration Date. In all cases, a Cadeler Shareholder will receive the Offer Consideration for tendered Cadeler Shares and/or Cadeler ADSs only after timely receipt by the exchange agent of either a confirmation of a book-entry transfer of such Cadeler ADSs if the Cadeler ADSs are held in “street name” or a properly completed and duly executed letter of transmittal if the Cadeler ADSs are held of record, in each case, together with any other required documents.
For purposes of the Offer, NewCo will be deemed to have accepted for exchange Cadeler Shares and/or Cadeler ADSs validly tendered and not validly withdrawn if and when it notifies the exchange agent of its acceptance of those shares pursuant to the Offer. The exchange agent will deliver to the applicable Cadeler Shareholders any NewCo Shares issuable in exchange for Cadeler Shares and/or Cadeler ADSs validly tendered and accepted pursuant to the Offer promptly after receipt of such notice. The exchange agent will act as the agent for tendering Cadeler Shareholders for the purpose of receiving NewCo Shares from NewCo and transmitting such NewCo Shares to the tendering Cadeler Shareholders.
Cadeler Shareholders may withdraw tendered Cadeler Shares and/or Cadeler ADSs at any time until the Expiration Date and, if NewCo has not agreed to accept the Cadeler Shares and/or Cadeler ADSs for exchange on or prior to November 19, 2026, Cadeler Shareholders may thereafter withdraw their shares from tender at any time after such date until NewCo accepts shares for exchange. Once NewCo accepts Cadeler Shares and/or Cadeler ADSs for exchange, they may no longer be withdrawn.
For the withdrawal of Cadeler Shares and/or Cadeler ADSs to be effective, the exchange agent must receive a written notice of withdrawal from the Cadeler Shareholder at one of the addresses set forth in the Prospectus/Offer to Exchange, prior to the Expiration Date or as otherwise permitted by applicable law. The notice must include the Cadeler Shareholder’s name, address, social security number (or tax identification number in the case of entities), the number of Cadeler Shares and/or Cadeler ADSs to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the Offer or the procedures of The Depository Trust Company (“DTC”), if applicable. For holders of Cadeler Shares recorded in VPS and trading on the Oslo Stock Exchange, acceptance of the Offer is irrevocable, and such Cadeler Shares may not be withdrawn once the acceptance form is received. Holders of Cadeler Shares recorded in VPS should consult the EU Prospectus and Offer Document for the procedures applicable outside the United States.

NewCo is not providing for guaranteed delivery procedures and therefore Cadeler Shareholders who hold their Cadeler Shares and/or Cadeler ADSs through a DTC participant must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the Expiration Date. Holders of Cadeler Shares recorded in VPS and trading on the Oslo Stock Exchange should consult the EU Prospectus and Offer Document for the procedures applicable outside the United States. Other Cadeler Shareholders must tender their Cadeler Shares and/or Cadeler ADSs in accordance with the procedures set forth in the Prospectus/Offer to Exchange and related letter of transmittal.
The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Prospectus/Offer to Exchange and is incorporated herein by reference.
Cadeler has provided NewCo with the list of Cadeler Shareholders and security position listings for the purpose of disseminating the Prospectus/Offer to Exchange, the related letter of transmittal and other related materials to Cadeler Shareholders. The Prospectus/Offer to Exchange and related letter of transmittal will be mailed to record holders of Cadeler Shares and Cadeler ADSs and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Cadeler Shares and Cadeler ADSs.
Each Cadeler Shareholder should read the discussion under “Material Tax Consequences — Material U.S. Federal Income Tax Considerations” in the Prospectus/Offer to Exchange and should consult its own tax advisor as to the particular tax consequences of the Offer and the Squeeze-out to such shareholder.
The Prospectus/Offer to Exchange and the related letter of transmittal contain important information. Cadeler Shareholders should carefully read both documents in their entirety before any decision is made with respect to the Offer.
Questions and requests for assistance may be directed to the information agent at its address and telephone number set forth below. Requests for copies of the Prospectus/Offer to Exchange, the letter of transmittal and other exchange offer materials may be directed to the information agent. Cadeler Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. NewCo will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, NewCo will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Cadeler Shares and/or Cadeler ADSs pursuant to the Offer.
The Information Agent for the Offer is:
Georgeson LLC
51 West 52nd Street, 6th Floor
New York, NY 10019
Call Toll Free: +1 (888) 463-7545
Call Non-Toll Free: +1 (283) 224-9035
Email: CadelerOffer@georgeson.com
September 22, 2026